UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2004

SEMINIS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-26519	36-0769130

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Camino del Sol, Oxnard, California	93030-7967

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 647-1572

Not Applicable

(Former name or former address, if changed since last report.)

Item 12. Results of Operations and Financial Condition

     On August 9, 2004, the Company issued a press release reporting the unaudited results for the quarter and nine months ended June 25, 2004. A copy of the press release and its tables are attached hereto as Exhibit 99.1.

     The information in this 8-K, including the exhibit attached hereto, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMINIS, INC.
Date: August 13, 2004	By:	/s/ Gaspar Alvarez Martinez
		Name:	Gaspar Alvarez Martinez
		Title:	Vice President, Finance and Worldwide Corporate Comptroller

Press Release seminis inc

CONTACT:
Patrick Turner
805-918-2201
patrick.turner@seminis.com

Seminis Reports Nine-Month and Third Quarter FY2004 Results

OXNARD, Calif. — August 9, 2004 — Seminis Inc., the world’s largest developer, producer and marketer of vegetable and fruit seeds, today reported financial results for the first nine months and third quarter ended June 25, 2004.

NINE-MONTH FINANCIAL SUMMARY ($ IN MILLIONS)

	Nine Months FY2003	Nine Months FY2004	% Change
SALES	$352.7	$394.8	11.9%
GROSS PROFIT*	$222.4	$204.2	(8.2)%
INCOME FROM OPERATIONS**	$38.9	$20.2	(48.0)%
NET INCOME (LOSS)***	$8.9	$(22.1)	(348.2)%

*	Negatively impacted by $44.9 million non-cash purchase accounting charge in FY2004

**	Negatively impacted by $34.8 million non-cash purchase accounting charge in FY2004

***	Negatively impacted by $34.7 million non-cash purchase accounting charge in FY2004

“While our reported results continue to be affected by non-cash accounting entries related to the merger transaction, I am pleased to report that from an operational perspective, we have continued to grow and consolidate our leadership position during the first nine months of our fiscal year,” said Mr. Alfonso Romo, Chairman of the Board and Chief Executive Officer. “Year-to-date seed sales have increased in every region, and nearly 12% overall while profitability has increased when excluding purchase accounting effects.”

“Internally, our proprietary information systems are providing greater visibility for forecasting seed crops and predicting demand. This has allowed us to increase our sales and enhance our profitability, while simultaneously reducing seed inventories by 7.7% (net of reserves) as of June 2004, when compared to fiscal year 2003 year end levels,” said Mr. Romo. He indicated that within the next 12 months, the company will complete the expansion of its core SAP information system to nearly all of the markets in which it operates.

In addition, Mr. Romo indicated that Seminis has expedited infrastructure upgrades — including new research facilities in the Netherlands, China and India as well as a new operations center in China, now under construction.

In September 2003, in connection with the acquisition transactions, Seminis became a privately held company. As a result, its financial statements have been materially impacted by non-cash charges due to the application of the purchase accounting method, which includes amortization of inventory write-up that negatively impacts the gross profit for a period of approximately 16 months, and amortization and depreciation of intangible and fixed assets that positively impact the operating expenses. Net loss of the company at June 2004 is affected as well by the purchase accounting method.

FIRST NINE-MONTHS OF FY2004 PERFORMANCE

Total sales for the first nine months of fiscal year 2004 increased 11.9% to $394.8 million from $352.7 million during the same period last year, driven primarily by continued increases in our more mature markets of NAFTA and EMEA (Europe, Middle East, Africa) where we saw increases of 12.1% and 13.3%, respectively. At constant exchange rates (CER), total sales increased 6.5% to $375.6 million from $352.7 million the previous year. At CER, NAFTA sales increased 12.2% and EMEA sales were up 2.7% for the period.

Gross margin percentage decreased to 51.7% for the nine months ended June 25, 2004 from 63.0% for the nine months ended June 27, 2003. The decrease was mainly due to the non-cash amortization of $44.9 million of inventory step-up under purchase accounting treatment, which had a negative impact of 11.4 percentage points on the company’s gross margin.

As a percentage of sales, total operating expenses for the first nine-months of 2004 decreased to 47.5% from 52.4% of sales in the prior year. Total operating expenses increased 1.5% to $187.6 million from $184.9 million for the same period last year. The increase was primarily the result of cost of living adjustments, variable expenses associated with sales and management fee expense, but offset by $10.1 million of lower depreciation and amortization expenses, a result of purchase accounting application.

Income from operations for the first nine-months of 2004 decreased to $20.2 million compared with $38.9 million for the previous year. This number was negatively impacted by the above-mentioned purchase accounting net effect of $34.8 million.

Net loss for the first nine months of 2004 was $22.1 million compared with a net income of $8.9 million the previous year. This number was negatively impacted by the above-mentioned purchase accounting net effect of $34.7 million.

THIRD QUARTER 2004 FINANCIAL SUMMARY ($ IN MILLIONS)

	3Q FY2003	3Q FY2004	% Change
SALES	$113.1	$116.5	3.0%
GROSS PROFIT*	$71.0	$59.1	(16.7)%
INCOME OR LOSS FROM OPERATIONS**	$8.1	$(3.1)	(137.9)%
NET LOSS**	$(3.3)	$(17.8)	(433.0)%

*	Negatively impacted by $16.5 million non-cash purchase accounting charge in FY2004

**	Negatively impacted by $13.0 million non-cash purchase accounting charge in FY2004

For the quarter ended June 25, 2004, total sales increased by 3.0% reaching $116.5 million from $113.1 million the previous year. At CER, sales were up 0.5 % to $113.7 million from $113.1 million the previous year. Third-quarter sales excluded $2.5 million in seed orders that would have been expected, if not for an unforeseen change in export rules to Syria regulated by the United States Department of Commerce.

Gross margin percentage decreased to 50.8% for the three months ended June 25, 2004 from 62.8% for the three months ended June 27, 2003. The decrease was due to the non-cash amortization of $16.5 million of inventory step-up under purchase accounting treatment, which had a negative impact of 14.1 percentage points on the company’s gross margin. The cancelled Syrian sale had a negative impact of $1.6 million on gross margin.

As a percentage of sales, operating expenses decreased to 54.2% of sales compared with 55.9% of sales for the previous year. Total operating expenses for the third quarter decreased by 0.1% to $63.2 million from $63.3 million during the same period last year. The decrease was primarily the result of $3.4 million of lower depreciation and amortization expenses related to purchase accounting, but was offset by cost of living adjustments and variable expenses associated with sales and management fee expense.

Loss from operations for the third quarter was $3.1 million compared to $8.1 million of operating income for the prior year. This number was negatively impacted by the above-mentioned purchase accounting net effect of $13.0 million as well as the $1.6 million of gross margin on cancelled sales to Syria.

For the third quarter of 2004, net loss was $17.8 million compared with a $3.3 million loss the previous year. This number was also negatively impacted by the above-mentioned purchase accounting net effect of $13.0 million.

CONFERENCE CALL

Seminis will hold a conference for interested parties on August 10, 2004 at 2 p.m. Eastern Standard Time (1 p.m. Central Standard Time, 11 a.m. Pacific Standard Time). The call will focus on year-to-date and third quarter results and may also include other matters related to the company’s business. To participate, call toll-free 866-800-8652; international dial-in 617-614-2705. Participant Pass-code: 77662501. Participants are requested to dial in 5 minutes prior to the start of the call to allow time for all participants to log in. A replay of the call will be available two hours after the call for a period of seven days. The replay can be accessed by dialing 888-286-8010; international dial-in 617-801-6888 Pass-code 81021240. Seminis financial statements can be found on our web-site at www.seminis.com or on the SEC web-site at www.sec.gov.

About Seminis

Seminis Inc. is the largest developer, producer and marketer of vegetable seeds in the world. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

Safe Harbor Statement: All statements in this press release other than statements of historical facts are “forward looking” statements, including without limitation statements regarding the Company’s financial position, business strategy, plans, and objectives of management and industry conditions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The following factors, among others, may affect the Company’s actual results and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, commercial success of new products, proprietary protection of and advances in technology, possible need for additional financing and its management information systems and controls. Further information on the factors that could affect the Company’s financial results is contained in the Company’s latest 10-K filed with the Securities and Exchange Commission.

# # #

SEMINIS, INC.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	June 25,	September 30,
	2004	2003
ASSETS:
Current assets
Cash and cash equivalents	$74,605	$36,824
Accounts receivable, net	178,647	151,578
Inventories	289,266	351,637
Prepaid expenses and other current assets	7,152	4,450

Total current assets	549,670	544,489
Property, plant and equipment, net	74,021	69,792
Intangible assets, net	69,478	73,009
Other assets	20,545	19,957

	$713,714	$707,247

LIABILITIES, MANDATORILY REDEEMABLE STOCK AND STOCKHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings	$18,262	$20,031
Current maturities of long-term debt	1,796	2,722
Accounts payable	22,724	50,280
Accrued liabilities	91,642	89,416

Total liabilities	134,424	162,449
Long-term debt	450,247	398,538
Deferred income tax	21,710	21,312
Minority interest in subsidiaries	1,467	1,723
Preferred shares subject to mandatory redemption	41,483	39,300

Total liabilities	649,331	623,322
Total stockholders’ equity	64,383	83,925

	$713,714	$707,247

SEMINIS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	June 25,	June 27,	June 25,	June 27,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$116,516	$113,088	$394,785	$352,705
Cost of goods sold	57,375	42,113	190,585	130,354

Gross profit	59,141	70,975	204,200	222,351
Research and development	13,166	12,564	36,801	34,942
Selling, general and administrative expenses	48,012	46,685	144,907	138,022
Amortization of intangible assets	2,029	4,014	5,880	11,907

Total operating expenses	63,207	63,263	187,588	184,871
Gain on sale of fixed assets	1,006	366	3,621	1,457

Income from operations	(3,060)	8,078	20,233	38,937
Other expense
Interest expense, net	(12,056)	(8,800)	(33,609)	(23,735)
Other, net	(922)	(779)	(69)	(303)

Total non-operating expense	(12,978)	(9,579)	(33,678)	(24,038)

Income from continuing operations before income taxes	(16,038)	(1,501)	(13,445)	14,899
Income tax expense	(1,787)	(1,843)	(8,684)	(5,983)

Net income (loss)	(17,825)	(3,344)	(22,129)	8,916
Preferred stock dividends	—	(4,660)	—	(13,844)

Net income (loss) available for common stockholders	$(17,825)	$(8,004)	$(22,129)	$(4,928)

Seminis Inc.
Net Seed Sales
Currency stated at FY 2003 Exchange rates
(In US Million $)

	Three Months Ended June			Nine Months Ended June
	FY 2004	FY 2003	% Change	FY 2004	FY 2003	% Change
North America	$37.2	$34.2	8.6%	$133.6	$119.1	12.2%
Europe & Middle East	49.9	53.5	-6.7%	164.4	160.0	2.7%
Asia Pacific	11.1	10.3	8.1%	35.1	34.6	1.6%
West Asia	3.8	3.5	9.6%	7.1	6.0	17.5%
South America	8.3	8.3	0.1%	22.2	20.9	6.5%

Total Seed Sales	$110.3	$109.8	0.5%	$362.4	$340.6	6.4%